Exhibit 10.1

September 28, 2007

Ms. Joan Herman

17530 Stretto Way

Pacific Palisades, CA 90272

Dear Joan:

As a follow-up to your previous conversations with Angela Braly, this letter agreement (“Agreement”) confirms the terms and conditions of your employment with WellPoint, Inc. (together with its subsidiaries and affiliates, collectively referred to herein as the “Company”), from the date of this Agreement until June 3, 2008.

Beginning on October 15, 2007, you shall serve as EVP and President & CEO, Consumer Business Unit until your successor is appointed. You shall remain employed by the Company through June 3, 2008 to assist with the transition of your duties, at which time you will be eligible to retire under the current retirement eligibility rules that apply to equity and the Annual Incentive Plan (“AIP”), which shall apply to you even if new rules are implemented by the Company in 2008.

Through June 3, 2008, the Company agrees to pay you a base salary at no less than your current annual rate of $710,000, payable bi-weekly in accordance with the Company’s regular payroll practices. In addition, through June 3, 2008, you will continue to participate in all WellPoint benefit plans, including the Executive Physical Exam Program and the Directed Executive Compensation Plan (“DEC”). Further, for plan year 2008, you will be eligible to participate in the AIP, at your current target bonus percentage of 85%, commensurate with the time in 2008 that you are employed. You will be eligible to receive a prorated award as a retiree under the AIP for 2008. Your 2007 AIP award will not include any discretionary adjustments for individual performance. Your 2008 AIP award will be calculated based on WellPoint’s performance on the AIP metrics excluding individual performance.

Your WellPoint Health Networks Inc. Supplemental Executive Retirement Plan benefit will be calculated using your annual base salary and current target bonus percentage of 85% through June 3, 2008.

In exchange, effective October 15, 2007, you hereby irrevocably and unconditionally waive all rights to receive payments and benefits that are, or may become, payable to you pursuant to the WellPoint Health Networks Inc. Officer Change-In-Control Plan, as amended and restated.

Ms. Herman

September 28, 2007

As always, don’t hesitate to call me with any questions.

Sincerely,

/s/ Randal L. Brown
Randal L. Brown

Please indicate your agreement to the terms as set forth in this Agreement by signing below at 5:00 EDT, Friday, September 28, 2007.

Signed:	/s/ Joan Herman	Dated: September 28, 2007
Joan Herman